Exhibit 99.1

NEWS RELEASE

Contact:	Todd Slawson, Interim Chief Financial Officer
Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces Resignation of Richard Ehrich and Names Todd Slawson as Interim CFO

Saint Paul, Minn., March 14, 2018 -- Image Sensing Systems, Inc. (“ISS”) (NASDAQ: ISNS) today announced that Richard Ehrich has resigned as its Chief Financial Officer.  The Board of Directors has appointed Todd Slawson as Interim Chief Financial Officer.

“I’d like to thank Rich for his many contributions to Image Sensing Systems,” said Andrew Berger, ISS Executive Chairman.  “Rich originally expressed a desire to resign following his relocation to Colorado Springs, Colorado with his family.  We were able to convince him to stay onboard, as we knew he would be influential in instituting changes needed at the Company, including rightsizing certain fixed costs and transitioning the Company to a new auditor. In addition, Rich helped to implement an increase in financial discipline at the Company, allowing Image Sensing to once again be a profitable company.  With Rich’s assistance, we have realized a number of significant objectives, including the conclusion of the arbitration with Econolite, and we wish Rich the best in his future ventures,” concluded Mr. Berger.

Mr. Slawson has most recently served as Director of Finance and Corporate Controller at ISS.  Prior to joining the ISS team, he held various positions at KPMG LLP where he principally focused on technology-based companies.  Mr. Slawson holds a Bachelor of Arts degree with a concentration in Corporate Finance and Accounting from Minnesota State University, Mankato.  He is also a licensed CPA in Minnesota.

“I'm enthusiastic and honored to have the opportunity to work with the Board of Directors and ISS leadership to continue the Company's drive of sustainable revenue growth, earnings acceleration and returns on invested capital.  The Company has built good momentum in the past year, and I look forward to continuing that success," said Todd Slawson.

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About Image Sensing Systems

Image Sensing Systems, Inc. is a global company dedicated to helping improve safety and efficiency for cities and highways by developing and delivering above-ground detection technology, applications and solutions. We give Intelligent Transportation Systems (ITS) professionals more precise and accurate information – including real-time reaction capabilities and in-depth analytics – to make more confident and proactive decisions. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement:  Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; adverse weather conditions in our markets; the impact of governmental laws and regulations; international presence; our success in integrating any acquisitions; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2016 filed on March 24, 2017.

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